                                                                     EXHIBIT 2.1

                                EXHIBIT "A"

Michael R. Rochelle                      Joe B. Dorman
State Bar No. 17126700                   State Bar No.06003500
Stephen T. Hutcheson                     Senior Vice President & General Counsel
State Bar No. 10335700                   Search Capital Group, Inc.
Rochelle and Hutcheson, L.L.P.           700 N. Pearl Street, Ste. 400
2929 Carlisle, Suite 222                 Dallas, Texas 75201
Dallas, Texas  75204                     (214) 965-6007 (tel)
(214) 953-0182                           (214) 965-6098 (fax)
(214) 953-0185 (Facsimile)               COUNSEL FOR SEARCH CAPITAL GROUP, INC.
COUNSEL FOR THE DEBTORS




                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION


IN RE:                              Section    CHAPTER 11
                                    Section
                                    Section    CASE NOS.  395-34981-RCM-11
AUTOMOBILE CREDIT                   Section    THROUGH 395-34988-SAF-11
FUND 1991-III, ET. AL.,             Section
                                    Section    ADMINISTRATIVELY
                                    Section    CONSOLIDATED UNDER
DEBTORS.                            Section    CASE NO. 395-34981-RCM-11



                                 THIRD AMENDED
                          JOINT PLAN OF REORGANIZATION

         Search Capital Group, Inc., and Automobile Credit Fund 1991-III, Inc., Automobile Credit Finance, Inc., Automobile Credit Partners, Inc., Automobile Credit Finance 1992-II, Inc., Automobile Credit Finance III, Inc., Automobile Credit Finance IV, Inc., Automobile Credit Finance V, Inc. and Automobile Credit Finance VI, Inc. file this Third Amended Joint Plan of Reorganization pursuant to the provisions of Chapter 11 of the Code. Each of the Debtors filed a petition seeking protection under Chapter 11 of the Code on August 14, 1995. This Joint Plan is a consolidated plan of reorganization for each Debtor, and proposes the method for the treatment of each class of Creditors and Interest Holders for each Debtor.


                                   ARTICLE I.
                                  DEFINITIONS

         Many terms used in this Joint Plan are specifically defined for purposes of this Joint Plan. These definitions are set forth in Appendix I which is attached to and made an integral part of this Joint Plan. You will need to read these definitions to understand this Joint Plan. Any word that is not specifically defined in Appendix I shall have the meaning ascribed to it in the text hereof or under the Code, if applicable. Otherwise it shall have its usual and customary meaning. Rules of interpretation and construction are also set forth in Appendix I.
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                                  ARTICLE II.
                              HOW THE PLAN WORKS:
                  SEARCH EQUITY OPTION AND  COLLATERAL OPTION

                 A.       Noteholders Voting to Accept the Joint Plan.

         2.01 Plan Options. Noteholders voting to accept the Joint Plan may choose one of two options ("Plan Options"): First, an exchange of Notes for Common Stock and Convertible Preferred Stock in Search (the "Search Equity Option"); and second, the continued collection (Servicing) or sale of the Note Collateral and distribution of resulting cash proceeds to the Noteholders (the "Collateral Option"). As to any one Debtor, a vote to accept this Joint Plan by two-thirds (2/3) in dollar amount of Notes and one-half ( 1/2) in number of Noteholders voting on the Joint Plan will allow it to be confirmed and will provide Noteholders the right to select either Plan Option.

                 As to any one Debtor, the Noteholders' selection of either Plan Option will be implemented on a Noteholder by Noteholder basis. There are no restrictions on the amount and number of Noteholders accepting the Joint Plan that may select either the Search Equity Option or the Collateral Option.

                 B.       Noteholders Voting Against the Joint Plan.

                 Noteholders voting against this Joint Plan will not be entitled to select between the Search Equity Option and the Collateral Option. If the Joint Plan is confirmed with respect to a particular Debtor, Noteholders voting "No" on the Joint Plan with respect to their Allowed Noteholder Secured Claim will receive treatment under the Search Equity Option.

         2.02    The Search Equity Option and Collateral Option.

         A. Search Equity Option. The Search Equity Option provides that Noteholders who select it will exchange their Notes of their respective Debtor for newly-issued stock of that Debtor, which will then be transferred to Search in exchange for the Noteholders' share of newly issued Search Convertible Preferred Stock and Search Common Stock, as described hereinafter. On the Effective Date, Noteholders selecting the Search Equity Option will be paid a cash dividend, accrued from July 1, 1995 at the rate of nine percent (9%) per annum on the Convertible Preferred Stock.

         B. The Collateral Option. Noteholders selecting the Collateral Option will receive their beneficial interest in their proportionate share of Note Collateral, including:

         (i) existing Sinking Fund Account (as defined in the Indenture Agreements or Memoranda) for each Debtor;
         (ii) the future stream of cash from the automobile loans that secure their notes; and
         (iii)   sale proceeds of repossessed automobiles, minus
         (iv) the Noteholders' Pro Rata share of each Debtor's proportionate share of the Administrative Claims,

by transferring their share of that Collateral to a Noteholders' Trust and either (a) having it Serviced and the Cash proceeds regularly distributed to the respective Noteholders or (b) having the Note Collateral sold to the highest bidder, assuming a sale price greater than the Collateral's liquidation value, (which value shall be the then-present value of the remaining Note Collateral at the time of determination as agreed to by the Plan Proponents and the Creditors' Committee or failing agreement, determined by the Bankruptcy Court) and the proceeds distributed, as soon as practicable after such sale. The Noteholders' Trustee will account for the Collateral and all proceeds separately for each Debtor. The Noteholders' Trust will operate under and be governed in accordance with a Noteholders' Trust Agreement which will be prepared by the Creditors' Committee, filed with the Bankruptcy Court, treated as a Plan Document and contain the terms and conditions similar to those as set forth in Appendix II.




Third Amended and Supplemented
Joint Plan of Reorganization

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         2.03    Transfer of Assets.  On the Effective Date and pursuant to
Section 1123(a)(5)(B) of the Code, each Debtor with respect to which this Plan is confirmed will cause a transfer of the proportionate share of the Note Collateral and other assets of the Debtor (except those assets transferred to the Litigation Trust pursuant to Sections 9.04 or 9.05 below) to be made to Search for those Noteholders selecting the Search Equity Option and, subject to the provisions of Section 4.04(B) below, to the Noteholders' Trust for those Noteholders selecting the Collateral Option. Under Section 1141 (b) and (c) of the Bankruptcy Code, the Confirmation Order will vest title to all of the Debtors' assets in either Search, the Noteholders' Trust or the Litigation Trust as of the Effective Date. Search will thereafter liquidate and dissolve each Debtor.

         The determination of the exact Loans, related Collateral, files and computerized information (except for proprietary Search software) to be assigned to Search for those Noteholders selecting the Search Equity Option and to be assigned or delivered to the Noteholders' Trust, New Servicer or highest bidder at a sale for those Noteholders selecting the Collateral Option shall be made by the Collateral Consultant. The Creditors' Committee or a sub-committee thereof and Search shall agree by the Confirmation Hearing date as to the appropriate person(s) or institution(s) to undertake that role and if no agreement can be reached then the Bankruptcy Court shall appoint such a person(s) or institution(s), after notice and hearing and submission of suggestions by the Creditors' Committee and Search.

         The fees of the Collateral Consultant shall be treated as and paid as an Ordinary Course Claim.

         In performing its functions, the Collateral Consultant shall employ criteria and standards typical of the sub-prime auto loan industry and which are designed to and, achieve a fair and equitable division of the Collateral in accordance with the Plan Options selected by the Noteholders.

         2.04 Treatment of Noteholders Who Did Not Vote or Who Failed to Select an Option. If the Joint Plan is confirmed as to any one Debtor, then the holders of Allowed Noteholder Secured Claims who either (i) did not vote or
(ii) voted "Yes" but did not select a Plan Option will receive the distributions provided for in the Search Equity Option.


                                  ARTICLE III.
                       DIVISION OF CREDITORS INTO CLASSES

         3.01    Class 1: Noteholder Secured Claims of Creditors of ACF-1991;
         3.02    Class 2:  Noteholder Secured Claims of Creditors of ACF;
         3.03    Class 3: Noteholder Secured Claims of Creditors of ACP;
         3.04    Class 4: Noteholder Secured Claims of Creditors of ACF-1992;
         3.05    Class 5: Noteholder Secured Claims of Creditors of ACF-III;
         3.06    Class 6: Noteholder Secured Claims of Creditors of ACF-IV;
         3.07    Class 7: Noteholder Secured Claims of Creditors of ACF-V;
         3.08    Class 8: Noteholder Secured Claims of Creditors of ACF-VI.
         3.09    Class 9: Unsecured Claims of Creditors of ACF-1991;
         3.10    Class 10: Unsecured Claims of Creditors of ACF;
         3.11    Class 11: Unsecured Claims of Creditors of ACP;
         3.12    Class 12: Unsecured Claims of Creditors of ACF-1992;
         3.13    Class 13: Unsecured Claims of Creditors of ACF-III;
         3.14    Class 14: Unsecured Claims of Creditors of ACF-IV;
         3.15    Class 15: Unsecured Claims of Creditors of ACF-V;
         3.16    Class 16: Unsecured Claims of Creditors of ACF-VI;





Third Amended and Supplemented
Joint Plan of Reorganization

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         3.17    Class 17: Unsecured Claims of Search with respect to any
Debtor; 3.18    Class 18: Interest Holder of each Debtor.

                                  ARTICLE IV.
                              TREATMENT OF CLASSES

         Claims of Creditors that are Allowed Claims shall be satisfied and paid in the following manner:

         4.01 Allowed Noteholder Secured Claims in Classes 1 through 8.(1) In consideration of and in full satisfaction for any and all Allowed
Noteholder Secured Claims against the Debtors, the holders of such Claims will receive the treatment shown below, subject to the conditions which follow:

         A Noteholder may vote either "YES" or "NO" on the Joint Plan.

         A "YES" VOTE FOR THIS JOINT PLAN IS A VOTE TO RESOLVE ALL OUTSTANDING CLAIMS AGAINST EACH DEBTOR, WHETHER THE RESULT BE THE EXCHANGE OF NOTES FOR SEARCH EQUITY OR THE LIQUIDATION OF THE NOTEHOLDERS' COLLATERAL. A PERSON SHOULD VOTE "NO" ON THE JOINT PLAN ONLY IF HE THINKS THAT THE SEARCH EQUITY OPTION OR THE COLLATERAL OPTION DESCRIBED BELOW IS NOT A PREFERABLE ALTERNATIVE AND THAT ANOTHER METHOD OF REORGANIZING OR LIQUIDATING THE DEBTORS SHOULD BE PROPOSED.

         4.02 Selection of Options by Classes 1 through 8. Each Noteholder voting "Yes" on the Joint Plan may select either the Search Equity Option or the Collateral Option. Any Noteholder voting "No" on the Joint Plan will not be given the right to select either the Search Equity Option or the Collateral Option. If the Joint Plan is confirmed as to the applicable Debtor, those who voted "No" on the Joint Plan shall receive treatment under the Search Equity Option.

         4.03    The Search Equity Option
         Each holder of an Allowed Noteholder Secured Claim selecting this Plan Option shall receive a combination of Convertible Preferred Stock, with accrued dividends from July 1, 1995 and Common Stock in the amounts and for the consideration more particularly described below.

                 A. Exchange of Allowed Noteholder Secured Claims for Securities Upon Confirmation of the Joint Plan, the Plan Transfer Agent shall send a request to each holder of an Allowed
Noteholder Secured Claim to tender his Note or Notes. In consideration of and in full satisfaction for all Allowed Noteholder Secured Claims against the Debtors, the holders of Allowed Noteholder Secured Claims as of the Record Date electing the Search Equity Option will receive such Debtor's newly issued common stock that will be held temporarily by the Plan Transfer Agent on behalf of such holder and who will on the Effective Date, exchange the Debtor's Common Stock for Search Convertible Preferred Stock and Common Stock. With respect to each Debtor, the total amount of the Allowed Noteholder Secured Claims for each Class shall equal the Present Value of the Note Collateral and the Common Stock Portion.

                 B.       Issuance of Debtor's Common Stock
         Holders of Allowed Noteholder Secured Claims against a Debtor will be paid one (1) share of that Debtor's Common Stock for every one dollar ($1.00) of such holder's Allowed Noteholder Secured Claim.





____________________

               (1) NOTE: EACH NOTEHOLDER WILL HAVE BOTH A SECURED AND AN UNSECURED CLAIM; NOTEHOLDERS MUST REVIEW SECTIONS 4.03 AND 4.04 REGARDING PAYMENT OF THEIR ALLOWED NOTEHOLDER SECURED CLAIMS, AND SECTION 4.06 REGARDING PAYMENT OF THEIR UNSECURED CLAIMS FOR A COMPLETE EXPLANATION OF THE TREATMENT OF ALL NOTEHOLDER CLAIMS.

Third Amended and Supplemented
Joint Plan of Reorganization

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         On the Effective Date, each Debtor will issue and deliver the Debtor's
Common Stock to the Plan Transfer Agent. The Debtor's Common Stock will be held by the Plan Transfer Agent for the benefit of the holders of Allowed Noteholder Secured Claims.

                          C.      Issuance of Search Stock
         On the Effective Date, Search will issue to the Plan Transfer Agent the following: 0.2823 shares of Convertible Preferred Stock for each share of Debtor's Common Stock and 0.3109 shares of Common Stock for each share of Debtor's Common Stock. The Convertible Preferred Stock and the Common Stock will be temporarily held by the Plan Transfer Agent for the benefit of the holders of Allowed Noteholder Secured Claims. Such share amounts will, if necessary, be adjusted pursuant to Section 4.03.D and E.

         The Plan Transfer Agent will deliver the appropriate shares of Convertible Preferred Stock and Common Stock to the holders of Allowed Noteholder Secured Claims in exchange for the Notes originally issued thereto by each such Debtor within twenty (20) days after the delivery of their corresponding Notes to the Plan Transfer Agent.

                 D.       Non-Dilutive Effect
         Notwithstanding anything contained herein to the contrary, if all of the Noteholders in each Class 1-8 elects the Search Equity Option, then on a fully-diluted basis to be determined by agreement of the financial advisors for Search and the Creditors' Committee as of the Effective Date (and if an unresolvable dispute arises, then by the Bankruptcy Court), the Convertible Preferred Stock and Common Stock to be issued to the Noteholders in such classes shall equal seventy-five percent (75%) of the value of all shares of Convertible Preferred Stock, Common Stock and Warrants, outstanding 12% Search Preferred Stock, existing Search Common Stock, other warrants, stock options and rights, then outstanding, issued or agreed to be issued by Search, as verified in a certification delivered by Search to the Creditors' Committee prior to the Effective Date.

                 E. Allocation of Securities if Collateral Option Selected In the event that any Allowed Noteholder Secured Claimant selects the
Collateral Option, the financial advisors to Search and the Creditors'
Committee will determine the amounts of Convertible Preferred Stock and Common Stock to be issued to the Allowed Noteholder Secured Claimants that do not select the Collateral Option by (a) determining the amounts of Convertible Preferred Stock and Common Stock that would have been issued had no Allowed Noteholder Secured Claimant selected the Collateral Option and (b) multiplying the amounts determined in Section (a) by the fraction of (i) the Allowed Noteholder Secured Claims of those holders who do not select the Collateral Option divided by (ii) the total Allowed Noteholder Secured Claims. In such event, an Allowed Noteholder Secured Claimant not selecting the Collateral Option would receive his pro rata share of the amounts determined in Section
(b) based upon his Allowed Noteholder Secured Claim relative to the total Allowed Noteholder Secured Claims that do not select the Collateral Option.

         4.04    The Collateral Option
         Each Noteholder selecting the Collateral Option shall receive the proceeds of his proportional amount of the Note Collateral for such Debtor as more particularly described below.

                 A.       The Noteholders' Trust
         The proportionate amount of all Note Collateral assets (other than those transferred to the Litigation Trust pursuant to Sections 9.04 and 9.05) for each Debtor relating to the amount of Allowed Noteholder Secured Claims whose holders elect the Collateral Option, will be transferred on the Effective Date to the Trustee of the Noteholders' Trust, to be administered pursuant to the terms of a Noteholders' Trust Agreement, which will be filed with the Bankruptcy Court as a Plan Document (the "Noteholders' Trust Agreement"). A summary of the basic terms to be incorporated in the Noteholders' Trust Agreement is contained in Appendix II. The Noteholders' Trustee will either sell or Service the Note Collateral and distribute the proceeds to the
Noteholders of a particular Debtor who selected the Collateral Option.   The
beneficial interests in the Noteholders' Trust will be essentially non-transferrable. The initial Trustee of the Noteholders' Trust will be selected by the Creditors' Committee which will make its decision known to the Bankruptcy Court on or prior to the Confirmation Hearing.





Third Amended and Supplemented
Joint Plan of Reorganization

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                 B.       Sale of Assets
         If, prior to the Effective Date, the Creditors' Committee receives a bona fide offer to purchase the respective Collateral at a price, net of selling costs and after taking into account risks associated with other alternatives which exceeds the liquidation value of the Collateral (as agreed upon by the Plan Proponents and the Committee or, if necessary, determined by the Bankruptcy Court), the Noteholders' Trust may not be formed. Instead, the net proceeds of the Collateral sale shall, after providing appropriate escrows for the payment of Administrative Claims and other contingency expenses or claims, be distributed to all Noteholders selecting the Collateral Option within thirty (30) days following the closing of such sale.

         For each Noteholder electing the Collateral Option, the Collateral corresponding to such electing Noteholder shall be sold to the highest bidder for cash if, in the estimation of the Noteholders' Trustee, the anticipated proceeds net of selling costs equals or exceeds the liquidation value (as defined above) of the Collateral. The proceeds of such Collateral sale, together with the corresponding amount of escrowed cash, will be distributed to all Noteholders electing the Collateral Option in such Class within thirty (30) days following the closing of any such sale. If the Creditors' Committee or Noteholder's Trustee determines that the cash purchase offers for such Note Collateral are insufficient, the underlying loans will be collected pursuant to a new servicing contract that will be executed by the Noteholders' Trust and/or the Creditors' Committee and the New Servicer to be effective and fully operational as soon as possible after the Confirmation Date.

                 Through the date of the Confirmation Hearing (and later as necessary to consummate a sale or transfer of the Servicing), interested parties will be permitted, subject to entering into appropriate confidentiality agreements, to perform appropriate due diligence with respect to the Note Collateral and ACAC's records pertaining thereto and reduce, if appropriate, their bid to a definitive written contract for Servicing or sale to be closed after Confirmation of the Joint Plan for those Classes or individual Noteholders who select the Collateral Option.

                 All Note Collateral transferred to the Noteholders Trust on behalf of Noteholders electing the Collateral Option will be segregated on the books of the Noteholders Trust on a Debtor-by-Debtor basis, whether the Note Collateral is sold in a bulk sale or collected over time under a new servicing contract. Accordingly, Noteholders will receive the proceeds of the Note Collateral of their particular Debtor, regardless of the manner in which their Note Collateral is liquidated, and the actual percentage recoveries on their respective Note Collateral may vary significantly.

         4.05    Result of a "No" Vote in Classes 1 - 8.
         If the Joint Plan is not confirmed as to any Debtor, that Debtor will continue to conduct its business in the ordinary course although the exclusivity period will terminate. Any party-in-interest may thereafter, propose a new plan of reorganization, seek to have the Chapter 11 case dismissed or converted to a Chapter 7 case, or take such other actions as may be available to such party-in-interest under the Code with respect to that Debtor.

         4.06 Treatment of Classes 9 through 16: Allowed Unsecured Claims. In consideration and in full satisfaction of any and all Allowed
Unsecured Claims within Classes 9 through 16 against the Debtors, a holder of an Allowed Unsecured Claims will receive:

         (a) his share of the 5,000,000 Warrants distributed to Allowed Unsecured Claims as soon after the Effective Date as possible in the ratio that each such holder's Allowed Unsecured Claim bears to all Allowed Unsecured Claims against the Debtors; and

         (b) a distribution of the proceeds, if any, of the Litigation Trust that is established pursuant Article IX hereof. Distributions, if any, from such Litigation Trust will be made on a quarterly basis beginning on the first anniversary date of the Effective Date. As to any single Debtor, such distributions will be made to each holder of an Allowed Unsecured Claim on pro rata basis in a ratio that such holder's Allowed Unsecured Claim bears to all Allowed Unsecured Claims against that Debtor.





Third Amended and Supplemented
Joint Plan of Reorganization

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         4.07    Class 17: Unsecured Claims of Search.
         Class 17 will receive nothing on account of such Claims.

         4.08    Class 18: Interest Holder of Each Debtor.
         Allowed Interests in Class 18 will receive nothing on account of such Interests.

         4.09    Designation of Impaired Classes.
         All Classes in this Joint Plan are impaired.


                                   ARTICLE V.
          CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

         5.01 Confirmation of Joint Plan. Confirmation of the Joint Plan is specifically conditioned on:

         A. Shareholders of Search shall have by proxy solicitation approved by the required voting margins the amendments to its articles of incorporation and authorized the issuance of necessary Convertible Preferred Stock, Common Stock and Warrants to fulfill Search's obligations hereunder; and

         B. Applicable requirements of Title 11 of the Bankruptcy Code have been fulfilled.

         5.02 Effective Date. Occurrence of the Effective Date is specifically conditioned upon:

         A. As of the Effective Date if a New Servicer has been selected by the Creditors' Committee, then such New Servicer will either be substantially operational or Search will have turned over all of the required documentation and computerized information (other than Search's proprietary software) pertaining to the applicable Note Collateral to be Serviced by such New Servicer, or Search shall have committed in writing to the Noteholders' Trust to continue Servicing such Collateral for so long as requested by the Noteholders' Trustee, at a reasonable and appropriate rate which shall not exceed the rate to be charged by the New Servicer. In order to become fully operational, such New Servicer will have been provided by Search full and complete access to and been delivered all original files and computerized information with respect to such Collateral, other than Search's proprietary software.

         B. Search will have selected and appointed two such nominees as active members of its Board of Directors. Provided, however, that the failure or refusal of such approved nominee to serve shall not prevent the Joint Plan from becoming effective.

         C. The specific Note Collateral applicable to all Noteholders having selected a Plan Option will have been selected by the Collateral Consultant and such Note Collateral will be ready for immediate delivery and/or transfer, as the case may be, to Search or the Noteholders' Trust (or, if applicable, the highest bidder) in accordance with each such Noteholders' election.





Third Amended and Supplemented
Joint Plan of Reorganization

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                                  ARTICLE VI.
                         TERMS AND CONDITIONS GOVERNING
                          CONVERTIBLE PREFERRED STOCK

         6.01    Dividends.
         The Convertible Preferred Stock dividend annual rate will be:

         o $0.315 (9%) per share from July 1, 1995, to the end of 12th full calendar quarter following payment of first dividend ("End Date").

         o $0.245 (7%) per share from the day following the End Date to the date it is converted but no later than the seventh anniversary of the Effective Date.

         6.02    Payment of Dividends.
         The dividends on the Convertible Preferred Stock will only be paid to the Noteholders entitled to receive the Convertible Preferred Stock pursuant to the terms of the Search Equity Option. Convertible Preferred Stock dividends will begin to accrue from July 1, 1995. The first payment of Convertible Preferred Stock dividends will be made in conjunction with the disbursement of the Convertible Preferred Stock as soon as practicable after the Effective Date and will be based on the accrual period of July 1, 1995 to the date the Confirmation Order becomes a Final Order. This dividend payment will be made in Cash. Thereafter, quarterly dividends will be paid in Cash (the first quarter's payment being based on the accrual period beginning the day the Confirmation Order becomes a Final Order and ending on the last day of the quarter) to the holders of record on or about the 15th day of the month following the end of each quarter, until one full year's dividends have been paid in cash by Search following the Effective Date. After one (1) full year of Cash dividends have been paid by Search, dividends will continue to be paid entirely in Cash unless Search is prohibited from paying the dividends entirely in Cash by Delaware law (the state of its incorporation ) or by the terms of any loan agreement of $5,000,000 or more. If Search is prevented from paying a dividend entirely in Cash, it will pay a dividend in the form of a mixture of Cash and Common Stock to the extent possible under Delaware law and any applicable loan agreement or, if necessary, entirely in Common Stock, provided the average closing price of the Common Stock is $.50 or greater for the twenty
(20) trading day period ending five (5) days prior to the date of payment of the Common Stock Dividend.

         6.03    Conversion.
         On any Conversion Date the Convertible Preferred Stock will convert to Common Stock at the ratio of 2.0 shares of Common Stock for each 1.0 share of Convertible Preferred Stock.

         6.04    Mandatory Conversion.
         Search may, at its option, call for the conversion, in whole or in part, of up to one-half (50%) of the number of shares of Convertible Preferred Stock issued as of the Effective Date under the following conditions: (i) the Common Stock trades at $4.25 or higher on each of any twenty (20) trading days in a period of thirty (30) consecutive trading days, beginning with the first day following the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, or (ii) the Common Stock trades at $3.50 or higher on each of any twenty (20) trading days in a period of thirty
(30) consecutive trading days, beginning with the first day following the third anniversary of the Effective Date and ending on the day immediately preceding the Conversion Date. For purposes of this Section, the Common Stock price shall be determined by using the closing bid price as reported by NASDAQ or comparable national exchange. The conversion prices shall be subject to adjustment in the same manner as the conversion rate is adjusted, as discussed herein.

         Any previously unconverted Convertible Preferred Stock (which shall be a minimum of fifty percent (50%) of the Convertible Preferred Stock) shall be convertible by Search on the seventh anniversary of the Effective Date. The Convertible Preferred Stock shall be convertible into Common Stock at a fraction which has as its denominator the market price of the Common Stock at the time of conversion, and which has as its numerator the $3.50 liquidation value of the Convertible Preferred Stock; provided, however, that in no event shall the ratio so expressed be higher than 3 to 1.





Third Amended and Supplemented
Joint Plan of Reorganization

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         Within thirty (30) days after any Conversion Date, Search will deliver the new Common Stock certificates and pay all accrued and unpaid dividends on the Convertible Preferred Stock.

         6.05    Voluntary Conversion Rate.
         At any time after the Effective Date but prior to the seventh anniversary of the Effective Date, a holder of the Convertible Preferred Stock may, upon written notice to Search and in compliance with the Certificate of Designation and applicable laws, convert all or any portion of the Convertible Preferred Stock then held at the ratio of two (2.0) shares of Common Stock for each one (1.0) share of Convertible Preferred Stock. Within thirty (30) days after voluntary conversion of any Convertible Preferred Stock, Search will deliver the new Common Stock Certificates and pay any accrued but unpaid dividends.

         6.06    No Required Redemption.
         Because Search is not obligated to redeem the Convertible Preferred Stock, Search will not establish a redemption or sinking fund.

         6.07    Board of Directors.
                 On the Effective Date, subject to the conditions of Article 5.02.B, and subject to any lenders' negotiated rights to appoint new board members, the initial board of directors of Search shall consist of eight (8) members, which shall include the six (6) current members of the Search board and two (2) additional directors selected by Search from the nominees selected by the Creditors' Committee. The duration of the terms of the new directors shall be three (3) years for one of the two additional directors, and two (2) years for the other. With the exception of the two additional directors selected by the Creditors' Committee referred to above, all of the terms of the directors shall remain as they presently exist, subject to the terms of Search's amended charter and bylaws. The board of directors shall be compensated under a plan providing for the payment to non-employee directors of annual director fees and meeting fees and the reimbursement to all directors for expenses incurred in attending meetings of the board of directors. The two
(2) new members of the board of directors nominated by the Creditors' Committee shall be members of the three-member Compensation Committee for a one (1) year period after the Effective Date. The Compensation Committee will have, among its responsibilities, that of approving the issuance, granting terms and conditions of all warrants, stock options, bonuses, and forms of compensation for the officers and directors set forth in the Joint Plan or Joint Disclosure Statement. To the extent necessary, Search will amend by the Effective Date its charter and/or Bylaws so as to make the Compensation Committee's determination as to the above binding on the whole Board of Directors for one
(1) year after the Effective Date.

         6.08    Voting.
         Each share of Convertible Preferred Stock shall be entitled to exercise the same voting rights as each share of Common Stock and shall have one vote per share.

         6.09    Voting After Failure to Pay Dividends.
         In addition to the foregoing voting rights, if Search fails to pay a dividend on the Convertible Preferred Stock (i) in Cash for either of the first two quarterly dividends following the Effective Date or (ii) in Cash or Stock for any four consecutive quarters, the Convertible Preferred Stock shall automatically be vested with an additional one vote per share, and the holders of the Convertible Preferred Stock will be given the right to elect immediately at an emergency meeting of shareholders which Search shall hold within thirty
(30) days after any such failure, such additional members as equals two-thirds (2/3) of Search's Board of Directors determined after such election.

         6.10    Supermajorities Required.
         Prior to the seventh anniversary of the Effective Date, Search will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock, voting as a single class, (i) amend, alter or repeal any provision of the Certificate of Designation, to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock (other than by virtue of the mandatory conversion set forth above).





Third Amended and Supplemented
Joint Plan of Reorganization

         6.11    Merger and Sale.
         Prior to the seventh anniversary of the Effective Date, Search will not, without the affirmative vote or consent of holders of at least fifty percent (50%) of all outstanding shares of Convertible Preferred Stock, voting as a single class (i) merge with another company when thereafter Search is not the controlling entity, or (ii) sell more than fifty percent (50%) of Search's assets.

         6.12    Liquidation Preference.
         If Search is liquidated, the holders of Convertible Preferred Stock will have a preference to receive liquidation proceeds (proceeds from the disposition of assets less payment of all debts) in the amount of $3.50 per share plus all accrued and unpaid dividends, if any.

         6.13 Status With Relation to Subsequently-Issued Convertible Preferred Stock Issues. Search may issue other convertible preferred stock after the consummation of the Joint Plan. However, no other preferred stock, whether or not convertible, may be issued in the future that will be pari passu with the Convertible Preferred Stock unless at the time of such issuance all dividends due the Convertible Preferred Stock have been paid in full. In no event shall convertible preferred stock be issued which is senior in rights to that of the Convertible Preferred Stock, other than that such pari passu convertible preferred stock may carry the then-current market interest rate, which may be higher or lower than that of the Convertible Preferred Stock.

         6.14 Status With Relation To Currently-Existing and Any Future Preferred Issues. The Convertible Preferred Stock will be pari passu with the existing 12% Preferred Stock and pari passu or senior in rights to future issues of straight, convertible and all other forms of preferred stock with the exception of the rate of interest for such future issues of preferred stock, which shall be no greater than the prevailing market rate for similar such issues.

         6.15    Anti-Dilution.
         Search shall be prohibited from issuing preferred or common stock or warrants or any other form of security to an affiliate for consideration that does not equal or exceed the fair market value of such security (as determined by an independent third party); provided, that Search may issue options or warrants to new or existing directors or management, so long as such warrants or options are approved by the Compensation Committee of the Board of Directors. Search may also issue Common Stock upon the exercise of warrants or options presently outstanding; provided, that such warrants or options are not amended or modified without the approval of the Compensation Committee. In the event that Search issues any security not excepted above for consideration that is less than the fair market value (as determined above) of such security, the number of shares of Common Stock, Convertible Preferred Stock and Warrants shall be immediately and appropriately adjusted (and the conversion price of the Convertible Preferred Stock and the exercise price of Warrants shall be adjusted downward on a full ratchet basis) to take into account the dilution in value of the securities holdings of Noteholders caused by such below-market issuance of Search's securities.

         In addition, Search will not: (a) declare any cash or other form of dividend on or with respect to any issue of common stock unless all dividends on the Convertible Preferred Stock have been paid, nor (b) issue common stock that is convertible into convertible or other preferred stock.


                                  ARTICLE VII.
                        TREATMENT OF UNCLASSIFIED CLAIMS

         7.01    Administrative Claims and Priority Tax Claims.
         As provided in Section 1123(a)(1) of the Code, Administrative Claims and Priority Tax Claims against the Debtors shall not be classified for purposes of voting or receiving distributions under the Joint Plan. Rather, all such Claims shall be treated separately as unclassified Claims.





Third Amended and Supplemented
Joint Plan of Reorganization

         7.02    Treatment of Administrative Claims.
         All Administrative Claims against any of the Debtors shall be treated as set forth in Sections 7.03 - 7.08 below:

         7.03    Time for Filing Administrative Claims.
         The holder of an Administrative Claim, other than (1) a Fee Claim, (2) a liability incurred and paid prior to the Confirmation Date in the ordinary course of business by the Debtors, (3) an Allowed Administrative Claim, or (4) a Rejection Claim which must be filed in accordance with Article X of this Joint Plan, must file with the Bankruptcy Court and serve on the Plan Proponents and their counsel, notice of such Administrative Claim within five
(5) days prior to the Confirmation Hearing. Such notice must include at a minimum: (1) the Debtor that is liable for the Administrative Claim, (2) the name of the holder of the Administrative Claim, (3) the amount of the Administrative Claim, and (4) the basis of the Administrative Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

         7.04    Procedure and Time for Filing Fee Claims.
         Each professional hired pursuant to Section 330 of the Bankruptcy Code, any indenture trustee or other entity (including attorneys, accountants, investment bankers, brokers, consultants and other such persons for the Debtors and the Creditors' Committee) that hold or assert a Fee Claim against the Debtors that is for unpaid fees or unreimbursed expenses (including "success fees") incurred by or agreed to be paid by the Debtors before the Effective Date or arising from or in connection with the Bankruptcy Cases shall be required to file with the Bankruptcy Court and serve on all parties required to receive notice an estimate of such fees on or before the Confirmation Date and a Fee Application on or before the date set for such filings by the Bankruptcy Court. The failure to file timely the Fee Application as required by the Bankruptcy Court shall result in the Fee Claim being forever barred and discharged. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for the payment of such Fee Claims.

         7.05    Allowance of Administrative Claims.
         An Administrative Claim with respect to which notice has been properly filed pursuant to the Joint Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the filing and service of notice of such Administrative Claim. If an objection is filed within such thirty (30) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to the Joint Plan, shall become an Allowed Administrative Claim only to the extent Allowed by Final Order.

         Section 1129(a)(4) of the Code provides that any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, must be approved by the court as reasonable. Pursuant to Section 1129(a)(4), Search will seek approval from the Bankruptcy Court of the reasonableness of the fees and expenses to be paid to Search's professionals in connection with these cases.

         7.06    Payment of Allowed Administrative Claims.
         Allowed Administrative Claims shall be paid in full, in cash, on the Effective Date, or within fifteen (15) days after allowance of such Claim, if entry of a Court order of allowance be necessary. Allowed Administrative Claim for professional fees of the Debtors' and Creditors' Committee's counsel, financial and other advisors shall be allocated among and remain the liability of each Debtor in the ratio that the Present Value of the Notes of each Debtor bears to the Present Value of the Notes of all Debtors. If, on the Effective Date, a particular Debtor does not have enough cash to pay the professional fees mentioned above, then the liability for such fees shall follow the Note Collateral. Such fees shall then be paid out of the first amounts collected from the Note Collateral and from Search, on a pro rata basis based upon the percentages of Allowed Noteholder Secured Claims of each of the Debtors that chooses the Collateral Option and the Search Equity Option under this Plan.
The Noteholders' Trust and the Collateral attributable to the Noteholders having selected the Collateral Option shall not be liable for the fees, incurred by Search's professionals, such as Alex. Brown & Sons, Brean Murray, Foster Securities, or Akin Gump Strauss Hauer & Feld.





Third Amended and Supplemented
Joint Plan of Reorganization

         7.07    Priority Tax Claims.
         Each holder of an Allowed Priority Tax Claim as to a particular Debtor shall receive the amount of such holder's Allowed Claim in one cash payment in full satisfaction of such holder's Allowed Claim upon the latest to occur of
(a) the Effective Date; (b) as soon as practicable after the tenth (10th) business day after such Claim becomes an Allowed Claim; (c) the date that the Allowed Claim becomes due and payable pursuant to the terms of the agreement upon which such Allowed Claim is based or becomes due and payable under applicable law, or (d) upon such other terms as may be agreed to by the holder of such Allowed Claim and the Plan Proponents (or Search or the Noteholders' Trustee as is appropriate if after the Effective Date). Search and the Noteholders' Trustee reserve the right under Section 1129(a)(9)(C) of the Code to extend the payment of Allowed Priority Tax Claims; provided, however, in such event, that the holder of such Allowed Priority Tax Claim shall receive on account of such Claim deferred cash payments, over a period not exceeding two
(2) years after the date of assessment of the tax, of a value, as of the Effective Date of this Joint Plan, equal to the Allowed amount of such Claim.

         7.08    Treatment of Fees and Expenses of Indenture Trustee.
         The reasonable fees, costs and out-of-pocket expenses, including attorneys' fees, of the Indenture Trustee, including without limitation such fees, costs and expenses incurred prior to the Petition Date, are Administrative Claims in the Case. Set forth in Section 2(G)(i)(b) of the Disclosure Statement are the fees incurred as of the most recent available date by the Indenture Trustee for the Notes of six (6) of the Debtors. Any dispute regarding the reasonableness of any of such fees and expenses shall be determined by the Bankruptcy Court at or prior to the Confirmation Hearing.
The treatment of the Indenture Trustee's fees and expenses as provided in this
Section 7.08 shall be in lieu of and in consideration of the respective Indenture Trustee's lien rights (if any) under the applicable Trust Indenture.


                                 ARTICLE VIII.
             MEANS FOR EXECUTION AND CONSUMMATION OF THE JOINT PLAN

         8.01    Amended Articles of Incorporation and Amended Charter.
         Prior to the Effective Date, each Debtor that has Allowed Noteholder Secured Claimants who elect the Search Equity Option will amend and restate its Articles of Incorporation pursuant to either Article 4.14 of the Texas Business Corporation Act or Section 303 of the Delaware General Corporation Law in order to provide for the issuance of sufficient shares of Debtor's Common Stock to satisfy the requirements of Article 4.03.B. above for which it will also have obtained shareholder approval necessary under Delaware law. Prior to the Effective Date, Search will amend its Charter to include a provision which is consistent with the requirements of Section 1123(a)(6) of the Bankruptcy Code, and to the extent necessary to implement any of the other provisions of this Joint Plan.

         8.02    Certificate of Designation.
         Search's Board of Directors will file a Certificate of Designation with the Secretary of State of the State of Delaware, containing the terms and conditions of the Convertible Preferred Stock as set forth in Article VI.

         8.03    Liquidation of Debtors.
         As soon as possible after the transfer and assignment of the Debtors' assets to the Noteholders' Trust, the Litigation Trust or Search, as the case may be, Search shall cause each of the Debtors to be liquidated or dissolved.

         8.04    Stock Exchange Listing.
         Search will use commercially reasonable business efforts to cause the Convertible Preferred Stock, Common Stock, and Warrants to be listed on NASDAQ or another national stock exchange.

         8.05    Plan Documents.
         On or before five (5) days prior to the commencement of the Confirmation Hearing, the Plan Proponents shall file the Plan Documents with the Bankruptcy Court.





Third Amended and Supplemented
Joint Plan of Reorganization

         8.06    Condition to Distribution to Record Noteholders.
         As a condition to receiving distributions provided for by this Joint Plan in respect of the Notes, any record Noteholder shall be required to surrender to the Plan Transfer Agent the Notes, certificates or other instruments evidencing such holder's ownership of the Notes. All such instruments surrendered shall be delivered to the Plan Transfer Agent accompanied by completed letters of transmittal or otherwise in proper form. Unless waived by Search or the Noteholders' Trustee, any person seeking the benefits of being a record Noteholder who is unable to surrender the necessary instrument shall supply, if required by Search or, if applicable, the Noteholders' Trustee, an indemnity bond acceptable to Search, the Noteholders' Trustee and the Plan Transfer Agent, which indemnity bond shall hold harmless the Plan Proponents, the Noteholders Trustee, and the Plan Transfer Agent acting from any damages, liabilities, or costs incurred in treating such person as a record Noteholder, together with appropriate evidence of the destruction, loss, or theft of such instrument. Thereafter, such person shall be treated as the record Noteholder for purposes of this Joint Plan.

         8.07    Means of Cash Payment.
         Cash payments made pursuant to this Joint Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at the option of Search or the Noteholders' Trustee, as the case may be, by wire transfer from a domestic bank.

         8.08    De Minimis Distributions.
         No distribution of less than twenty-five dollars ($25.00) or fewer than five (5) shares of Convertible Preferred Stock or Common Stock shall be made to any holder of an Allowed Claim. The Allowed Claim producing such distribution shall be canceled and discharged, and the de Minimis distribution shall be retained by Search or the Noteholders' Trustee, as the case may be.

         8.09 Post-Effective Date Fees and Expenses of Professional Persons. Except as provided in this Section of the Joint Plan, after the
Effective Date, Search or the Noteholders' Trust, as the case may be, shall in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional persons employed by the Debtors, Search and the Creditors' Committee related to implementation and consummation of the Plan provided, however, that no such fees and expenses shall be paid except upon receipt by such respective entity of a written notice, which invoice shall also be served upon counsel for the Creditors' Committee, the Plan Proponents and the United States Trustee, from the professional person seeking fee and expense reimbursement and provided, further, however, that Search or another party-in-interest may, within ten
(10) days after receipt of an invoice for fees and expenses, request that the Bankruptcy Court adjudicate the reasonableness and appropriateness of any such request.

         8.10    Time Bar to Cash Payments.
         Checks issued in respect of Noteholders by the Noteholders' Trust or Search shall be null and void if not negotiated within six (6) months after the date of issuance thereof. Request for reissuance of any check shall be made directly to the Noteholders' Trustee, or, if applicable, Search by the Noteholder with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the second anniversary of the Effective Date or the date ninety (90) days after such check becomes null and void pursuant hereto. After such date, all claims in respect of void checks shall be discharged and forever barred.

         8.11    Delivery of Distributions.
         Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim or proofs of Interest filed by such holders (or at the last known addresses of such a holder if no proof of Claim or proof of Interest is filed or if the Debtors have been notified in writing of a change of address), or in the case of Noteholders, may be made at the addresses contained in the records of the Indenture Trustee, except as provided below. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until Search, the Plan Transfer Agent, or the Noteholders' Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Plan Transfer Agent or through the Noteholders' Trustee shall be returned to the Plan Transfer Agent or the Noteholders' Trustee making such





Third Amended and Supplemented
Joint Plan of Reorganization
distribution until such distributions are claimed. All Claims for undeliverable distributions shall be made on or before the later of second anniversary of the Effective Date and the date ninety (90) days after such Claim is Allowed. After such date, all unclaimed property shall revert to Search or its successor or the Noteholders' Trustee and the Claim of any holder with respect to such property shall be discharged and forever barred.

         8.13    Cancellation of Notes.
         In respect of Debtors whose Plans are confirmed, when the Confirmation Order becomes a Final Order, the Notes for all such Debtors will be canceled.

         8.14 Purchase of Stock by Hall Financial Group, Incorporated.
         Under this Joint Plan, Hall Financial Group, Inc. ("HFG") will have the option to purchase Search Common Stock, Convertible Preferred Stock, and Warrants. HFG shall receive securities equal to those received by Noteholders who elect the Search Equity Option as though it held Allowed Secured and Allowed Unsecured Claims. The purchase price will be equal to an amount that is 80% of the Present Value of the Notes that would have been entitled to such shares and warrants under the Search Equity Option less an amount equal to seven months of the accrued dividends attributable to the Convertible Preferred Stock that is received by HFG. HFG shall be entitled to purchase an amount of securities equating to up to a maximum of $6,000,000 in Present Value of Notes. The proceeds of any shares so purchased will be paid to Search.


                                  ARTICLE IX.
                        ESTABLISHMENT AND GOVERNANCE OF
                        THE CREDITORS' LITIGATION TRUST

         9.01Establishment.
         On the Effective Date, the Litigation Trust will be established for the benefit of the holders of Allowed Unsecured Claims against those Debtors for whom the Confirmation Order applies. The beneficial interests in the Litigation Trust will be non-transferrable. The Litigation Trust will maintain separate accounting records for each Class 9 through 16 and the holders of Allowed Unsecured Claims within each such Class, who will hold Class A Beneficial Interests (as defined in the Litigation Trust Agreement). In addition, the Litigation Trust shall keep separate accounting records for all Noteholders who by default or in accordance with the procedures set forth in the Ballot assign their individual causes of action to the Litigation Trust (the "Assigning Noteholders"), who will hold Class B Beneficial Interests (as defined in the Litigation Trust Agreement). The terms of the Litigation Trust shall be as set forth in the Litigation Trust Agreement which will be filed with the Bankruptcy Court as a Plan Document prior to Confirmation. The Litigation Trust is intended to be a grantor trust for federal income tax purposes. After the Effective Date, the Litigation Trust shall be maintained in accordance with this Joint Plan and the Litigation Trust Agreement.

         9.02    Title.
         On and after the Effective Date, title to the assets of the Litigation Trust, including those described in Section 9.04 herein, shall be transferred by the Debtors and the Assigning Noteholders to and vested in the Litigation Trustee for the benefit of the beneficiaries of the Litigation Trust on the Confirmation Date.

         9.03    Funding.
         The Litigation Trust shall be established with a total funding of $350,000. For purposes of funding or cost allocation, this sum shall be prorated among the eight (8) Debtors, in a ratio that each Debtor's Allowed Unsecured Claims bears to all Debtor's Allowed Unsecured Claims, or if required by the Creditors' Committee, estimated under Section 502 of the Code, as the Unsecured Claims for each. No distribution shall be made to the beneficiaries of the Litigation Trust attributable to particular Debtors, until such allocated costs have been first recovered from the proceeds of litigation attributable to such Debtor and/or its particular Noteholders.

         9.04    Preservation and Assignment of Causes of Action.
         Each Debtor will transfer and assign, to the extent permitted by applicable law, all rights and causes of action pursuant to (a) Section 502 of the Bankruptcy Code; (b) preference claims pursuant to Section 547 of the Bankruptcy Code; (c) fraudulent transfer claims pursuant to Section 548 of the Bankruptcy Code; (d) all other claims and causes of action of each Debtor against any Person to the Litigation Trust ("Estate Claims") as of the Effective Date.





Third Amended and Supplemented
Joint Plan of Reorganization

Accordingly, the Estate Claims shall be preserved, transferred and assigned to, and vested in, the Litigation Trust for all purpose as of that date. Subject in all respects to the following limitations, the respective Litigation Trust will be authorized to prosecute, settle and collect the Estate Claims on behalf of each Debtor. The Litigation Trust may also hold, prosecute, settle and collect causes of action which may be the property of Noteholders ("Individual Claims"), but only to the extent that such claims are assigned to the Trust pursuant to the procedure contained in the ballot for voting on the Joint Plan or by default by such Noteholder failing to submit a Ballot or properly execute the Non-Assignment Election provided for on the Ballot. The Litigation Trustee, in its sole discretion, may pursue such causes of action and without further order of the Bankruptcy Court take all actions in connection with the prosecution, defense, compromise and settlement thereof. In such connection, the Litigation Trustee may retain such counsel, accountants or other professionals deemed necessary in connection therewith. All proceeds of recoveries, if any, received from or in respect of the causes of action (whether by settlement, judgment, or otherwise) shall, after payment of all related reasonable professional and experts fees, become and be distributed to the Noteholders of the respective Debtor, Pro Rata, for whom such settlement, judgment or other form of recovery was obtained.

         9.05    Assignment of Causes of Action.
         On the Effective Date, Noteholders, on the Record Date will in their Ballots for voting on the Joint Plan assign to the Litigation Trust any pre-petition Claims or causes of action such Noteholders may hold as of the Record Date against any Persons, including, but not limited to, the Debtors, Search, their respective current or former directors, officers, and professionals, or other third parties, including, but not limited to, financial institutions and third party professionals arising from or relating to such holder's status as a Creditor of the Debtors on account of a financial transaction, such Noteholder's transactions with the Debtors, or such Noteholder's purchase or sale of any portion of the Notes, or which arise pursuant to the terms of the respective Indenture Agreement or Memorandum under which such Notes were issued.

         A Noteholder may elect not to assign his Individual Claims to the Litigation Trust by checking the Non-Assignment Election on the Ballot.
Absent checking the Non-Assignment Election on the Ballot, including if a Noteholder does not return a Ballot, the Noteholder will be deemed to have chosen to assign his Individual Claims to the Litigation Trust. In the event a Noteholder does not return a Ballot, the Confirmation Order shall be deemed the operative document for assignment of such Noteholder's Individual Claims.

         9.06    Interim Trustee.
         To the extent Debtors' counsel and the Creditors' Committee agree and notify the Bankruptcy Court of same, that discussions regarding the resolution or liquidation of certain Trust Assets (causes of action) are susceptible to imminent resolution, the appointment of a permanent Litigation Trustee may be deferred for a period of ninety (90) days. During such ninety (90) day period, the Assignments discussed in Sections 9.04 and 9.05 above shall be effective and the Interim Trustee shall have the full authority that the Litigation Trustee would have to settle or pursue causes of action subject to Bankruptcy Court approval of the same. Accordingly, the Interim Trustee shall be fully indemnified and upon resignation of the Interim Trustee at the end of or during the ninety (90) day period be fully released from any and all liability or potential claims against same.

         9.07    Hiatus.
         During the first year following the Effective Date, the Litigation Trust will have the authority to commence discovery or suit with respect to any Estate Claim or an Individual Claim assigned to the Litigation Trust against any party only in the event that such party is (i) requested to execute an agreement which tolls for the one year after the Effective Date any applicable statue of limitations and (ii) refuses to execute or fails to return an executed copy of such tolling agreement to the Litigation Trust within ten (10) days after such tolling agreement is provided to such party.

         9.08    Termination.
         The Litigation Trust will automatically terminate and be subject to liquidation and asset distribution if the Common Stock trades at an average price of $2.50 per share for thirty (30) consecutive trading days during the first year following the Effective Date. For purposes of this section, the Common Stock price shall be determined by using the closing bid price as reported by NASDAQ or other comparable national securities exchanges. Should the foregoing not occur, the Litigation Trust will terminate on the date which is five (5) years following the Effective Date.

         9.09    Accounting.
         Within 120 days after the end of each calendar year after the Effective Date, the Litigation Trustee shall prepare with respect to the preceding year (or part thereof) an accounting of its proceedings as Litigation Trustee in a form acceptable for filing and settlement in the courts of the State of Texas. Unless the Litigation Trust has terminated during the first year following the Effective Date pursuant to Section 9.08 above, the Litigation Trustee shall give the beneficiaries a copy of such accounting.





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Joint Plan of Reorganization

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

                                   ARTICLE X.
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.01   General Treatment: Rejected.
         Unless a Debtor, with the consent of the Creditors' Committee, files an application to accept a particular executory contract or unexpired lease ten
(10) days prior to the Confirmation Date, all executory contracts or unexpired leases for any Debtors shall be deemed rejected as of the Confirmation Date. Except as provided below, servicing contracts between a Debtor and Search Capital or one of its subsidiaries, including Auto Credit Acceptance Corporation, Inc. ("ACAC"), for servicing the Noteholders' Collateral shall be rejected or deemed rejected within the meaning of Section 365 of the Code as of Confirmation. In the case of Noteholders selecting the Collateral Option, ACAC shall continue to service the respective noteholders' collateral, if requested by the Noteholders' Trustee, until it can be sold to the highest bidder or a New Servicer becomes substantially operational in accordance with Section 5.02.A. of the Joint Plan. In that situation, the Noteholders' Trustee shall compensate ACAC in accordance with Section 5.02.A. until the respective Noteholders' Collateral is either sold or servicing rights transferred to the New Servicer.

         10.02   Indemnity Contracts.
         To the extent that it is deemed an executory contract for purposes of the Bankruptcy Code, any contract whereby any of the Debtors have agreed to indemnify the other party to such contract upon the occurrence of an event specified in such contract shall be, if not otherwise previously rejected be deemed to be rejected, on the Confirmation Date. Such rejection shall constitute a breach of the indemnity agreement and the other party to such indemnity agreement shall be entitled to assert an Unsecured Claim against the applicable Debtor.

         10.03   Bar Date For Rejection Claims.
         Rejection Claims must be filed within ten (10) days after the earlier of the entry of the Confirmation Order or, if applicable, entry of a Final Order rejecting such executory contract or unexpired lease within the meaning of Section 365 of the Code.


                                  ARTICLE XI.
                           RELEASE AND BINDING EFFECT

         11.01   Discharge and Release of Claims Against and Interest In
Debtors.
         Any consideration distributed under the Joint Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtors shall be deemed discharged and released to the extent permitted by
Section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or
(c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, or the property of any of them, to the extent it relates to a Claim discharged.

         11.02   Release by Claimants and Interest Holders.
         Neither the Debtors, the Creditors' Committee, Search, the Interim Trustee (should one be appointed) nor any of their respective members, officers, directors, employees, agents, or professionals shall have or incur any liability to any holder of a Claim or Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases (including the activities and deliberations of the Creditors' Committee), the confirmation and consummation of the Joint Plan, or the administration of the Joint Plan or the property to be distributed under the Joint Plan, except for willful misconduct or gross negligence.





Third Amended and Supplemented
Joint Plan of Reorganization

         11.03   Mutual Release Among the Principal Parties to the
Reorganization.
         The Debtors, Search, members of the Creditors' Committee, and their affiliates, directors, officers, employees, attorneys, agents, financial advisors, or other representatives, and any or all of their assigns, shall be mutually released and discharged each from the others upon Confirmation from any and all post-petition claims arising in connection with the Chapter 11 Cases.

         11.04   Injunction.
         The Confirmation Order will provide, among other things, that all persons who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined, on and after the Effective Date from:

         o commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or their former assets,
         o the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or their former assets,
         o creating, perfecting or enforcing any encumbrance of any kind against the Debtors or their former assets,
         o asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due, against the Debtors, and any or all of their assigns; no such enjoined act may be based upon any act, event, or omission in connection with, or arising out of, the confirmation of the Joint Plan or the conduct of these Chapter 11 Cases generally (including the activities and deliberations of the Creditors' Committee) and the consummation of the Joint Plan, or the administration of the Joint Plan or the property to be distributed under the Joint Plan, except for willful misconduct or gross negligence.

         11.05   Contribution Bar.
         The Confirmation Order shall constitute an order forever barring Claims for contribution, reimbursement, subrogation or indemnity against the Debtors, or the Litigation Trust and their successors by any holder of an indemnity Claim or any Person or entity who was named as a defendant, who could have been named as a defendant, or who otherwise may claim contribution, reimbursement, subrogation and indemnity rights in the future against a Debtor in connection with the facts and Claims asserted, or that could have been asserted within the scope of any lawsuit that was pending or could have been pending on the Effective Date.


                                  ARTICLE XII.
                PROCEDURES FOR RESOLVING AND TREATING CONTESTED
                    AND DISPUTED CLAIMS UNDER THE JOINT PLAN

         12.01   Objection Deadline.
         As soon as practicable, but in no event later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

         12.02   Prosecution of Objections.
         On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of the Creditors' Committee, if applicable, or the Litigation Trustee.

         12.03   No Distributions Pending Allowance.
         Notwithstanding any other provision of the Joint Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.





Third Amended and Supplemented
Joint Plan of Reorganization

         12.04   Withholding of Allocated Distributions.
         Search or the Noteholders' Trustee, as the case may be, shall withhold from the property to be distributed on the Effective Date under the Joint Plan amounts sufficient to be distributed on account of Claims that are not Allowed Claims, other than Administrative Claims, Priority Non-Tax Claims and Priority Tax Claims, as of the Effective Date. Such withheld amounts shall be held by the Plan Transfer Agent, Search or the Noteholders' Trustee, as the case may be, until the Claim is Allowed.


                                 ARTICLE XIII.
                           RETENTION OF JURISDICTION

         13.01 The Court shall retain jurisdiction over this case after Confirmation for the following purposes:

         A. To determine all controversies relating to or concerning the classification, allowance or satisfaction of Claims;

         B.      To liquidate all disputed, contingent or unliquidated Claims;

         C. To determine any and all applications for the rejection or assumption and/or assignment, as the case may be, of executory contracts and unexpired leases to which any of the Debtors are party or with respect to which any of the Debtors may be liable, and to determine and, if necessary, to liquidate, any and all Claims arising therefrom;

         D. To determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Court, including, without limitation, any proceeding commenced for the purpose of avoiding, recovering or preserving for the benefit of the estate any transfer of property, obligation incurred by the Debtor, lien or setoff,

         E. To determine any dispute arising under this Joint Plan and to make such orders as are necessary or appropriate to carry out the provisions of this Joint Plan;

         F.      To grant extensions of any deadlines set herein;

         G. To hear and determine all requests for compensation and/or reimbursement of expenses which may be made after Confirmation; provided, however, this paragraph shall not be construed as limiting the Debtors' ability to pay their attorneys and other professionals for services performed after the Confirmation Date, including services performed in connection with this Case;

         H. To enforce all provisions of the Confirmation Order and this Joint Plan;

         I.      To modify this Joint Plan; and

         J. To hear and determine all issues with respect to the accounts, if any, filed by the Noteholders Trustee and the Litigation Trustee.

         K. In addition, and at any time, the Court may make such orders or give such direction as may be appropriate under Sections 105 or 1142 of the Bankruptcy Code.

         L. If the need arises, to enforce the rights of Noteholders to receive cash dividends and elect a supermajority of board of directors under the terms of the Joint Plan.





Third Amended and Supplemented
Joint Plan of Reorganization

         M. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reasons stayed, revoked, modified, reversed, or vacated;

         N. To enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or enforce the Joint Plan and the transactions contemplated thereunder;

         O.      To consider any modification of the Joint Plan pursuant to
                 Section 1127 of the Bankruptcy Code, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         P. To recover all assets of the Debtors and property of the estates, wherever located;

         Q. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

         R. To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan;

         S.      To approve any settlements reached by the Interim Trustee; and

         T.      To enter a final decree closing the Chapter 11 Cases.


                                  ARTICLE XIV.
                                 MISCELLANEOUS

         14.01   Satisfaction of All Claims.
         Various classes of Claims are defined in this Joint Plan. This Joint Plan is intended to satisfy all Claims against each Debtor of whatever character, whether or not contingent or liquidated, and whether or not Allowed Claims. Only Allowed Claims will be entitled to receive the treatment afforded by this Joint Plan.

         14.02   Time for Filing Claims.
         All Creditors, other than creditors having Administrative Claims or Rejection Claims will be required to file proofs of claim, if necessary, by the Bar Date. Rejection Claims must be filed in accordance with Article X of this Joint Plan. Administrative Claims, other than those made pursuant to Section 330 of the Bankruptcy Code, must be filed within five (5) days before the Confirmation Hearing. Any Administrative Claim not filed by the time specified will be barred.

         14.03   Modifications to the Joint Plan.
         This Joint Plan may be modified or corrected with the consent of Search, the applicable Debtor and the Creditors' Committee and as permitted by the Bankruptcy Code prior to Confirmation, including in accordance with Bankruptcy Rule 3019, without notice and hearing and without additional disclosure pursuant to Section 1125 of the Bankruptcy Code provided that the Court finds, in accordance with Section 1127(b) of the Bankruptcy Code, that such modification does not adversely affect any Creditor or class of Creditors or equity owner or make modifications to remedy any defect or omission or reconcile any inconsistencies in the Joint Plan in such a manner as may be necessary to carry out the purposes and intent of the Joint Plan.

         14.04   Discontinuation of Creditors' Committee.
         The Creditors' Committee shall cease to exist upon the earlier to occur of (a) 90 days after the Effective Date or (b) Substantial Consummation
of the Joint Plan.   Neither Search nor the Noteholders' Trust shall be
obligated to pay fees to the Creditors' Committee's professionals for services rendered or costs incurred ninety days after the Effective Date.

         14.05.  Events of Default..





Third Amended and Supplemented
Joint Plan of Reorganization

         In the event of a default under the provisions of the Joint Plan (as opposed to a default under documentation executed in implementing the terms of the Joint Plan, which documents shall provide independent basis for relief), any Creditor or party in interest desiring to assert such a default shall provide the Debtors and the Noteholders' Trustee with written notice of the alleged default. Search, or if applicable, the Noteholders' Trustee shall have ten (10) business days from receipt of the written notice in which to cure the default. Such notice shall be delivered by certified mail, return receipt requested to Search, or if applicable, the Noteholders' Trustee and its counsel. If the default is not cured, any Creditor or party in interest may thereafter file and serve upon Search, or if applicable, the Noteholders' Trustee and their respective counsel provided in the Confirmation Order, a Motion to Compel in compliance with applicable provisions of the Joint Plan. The Bankruptcy Court, upon finding a material default, shall issue such orders compelling compliance with the pertinent provisions of the Joint Plan.

         An event of default will be deemed to have occurred if distributions of the Convertible Preferred Stock and Common Stock are not timely made to holders of Allowed Noteholders Secured Claims who have been requested by Search to tender and have, in fact, tendered their Notes to the Plan Transfer Agent and if the Warrants are not distributed within ninety (90) days of the Effective Date.

         14.06.  Securities Law Matters.
         It is an integral and essential element of this Joint Plan that the issuance to holders of Allowed Claims and to Hall Financial Group, Inc. of the Convertible Preferred Stock, Common Stock, and Warrants pursuant to this Joint Plan, and the subsequent exercise of Warrants by such holders or transferees to purchase the Common Stock issuable hereunder, or conversion of Convertible Preferred Stock into Common Stock issued hereunder shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145 of the Bankruptcy Code. Any such securities issued to an "affiliate" of Search within the meaning of the Securities Act of 1933 or any person Search reasonably determines to be an "underwriter", and which does not agree to resell such securities only in "ordinary trading transactions", within the meaning of Section 1145(b)(1) of the Bankruptcy Code shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act of 1933. It is an integral and essential element of the Joint Plan that Rule 144 under the Securities Act of 1933 be available to any such "affiliate" that is not otherwise such an "underwriter" for purposes of permitting resales of such securities.

         14.07   Due Authorization.
         Each and every Noteholder who elects to participate in the distributions provided for in this Joint Plan warrants that such Noteholder is authorized to accept, in consideration of its Claims against the Debtor, the distributions provided for in this Joint Plan, and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed, or obligations undertaken, by such holder of a Claim under this Joint Plan.

         14.08   Cancellation of Indentures and Memoranda.
         On the Effective Date, the Indenture Agreements and Memoranda for each Debtor shall, except as otherwise provided in the Joint Plan, be deemed canceled, terminated, and of no further force or effect pursuant to Section 1123(a)(5)(F) of the Bankruptcy Code. Except as otherwise provided, such cancellation of the Indenture Agreements and Memoranda shall extinguish the rights of the Indenture Trustee to assert liens against the distributions to the holders of Allowed Noteholder Claims for unpaid fees and expenses, as set forth in the indentures and memoranda. The cancellation of the Indenture Agreements and Memoranda, and surrender of instruments pursuant to Section 8.06 of the Joint Plan shall extinguish the right of any Noteholder to commence any cause of action against any person for principal and interest. Subject to the foregoing, neither the cancellation of the Indenture Agreements or Memoranda, nor the surrender of Note instruments pursuant to Section 8.06 of the Joint Plan shall in any way affect individual causes of action assigned to the Litigation Trust or of a holder electing not to have such causes of action assigned to the Litigation Trust pursuant to Section 9.05 of the Joint Plan. A "Yes" vote for the Joint Plan may, if the Joint Plan is confirmed for the applicable Debtor, be considered a vote to amend the applicable Indenture Agreement or Memorandum, if such is deemed by the Plan Proponents and the Creditors' Committee to be needed to implement either the Search Equity Option and/or the Collateral Option.





Third Amended and Supplemented
Joint Plan of Reorganization

         14.09   Fees Payable to the United States Trustee.
         All fees payable pursuant to Section 1930 of Title 28 of the United States Bankruptcy Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

         14.10   Transfer Taxes.
         The issuance, transfer or exchange of any new note or stock instrument issued under, or the transfer of any other assets or property pursuant to this Joint Plan or the Plan Documents, or the making or delivery of an instrument of transfer under this Joint Plan or the Plan Documents, shall not (and the Confirmation Order shall so order), under Section 1146 of the Bankruptcy Code, be taxed under any law imposing a stamp tax, transfer tax or other similar tax.

         14.11   Governing Law.
         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), or the Texas General Corporation Law, Delaware General Corporation Law, or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Joint Plan and any agreements, documents, and instruments executed in connection with the Joint Plan or the Chapter 11 Cases, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments, and Plan Documents.

         14.12   Severability.
         SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE JOINT PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE PLAN PROPONENTS MAY MODIFY THE JOINT PLAN, WITH THE CREDITORS' COMMITTEE'S CONSENT, SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (1) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE JOINT PLAN OR (2) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE JOINT PLAN.





Third Amended and Supplemented
Joint Plan of Reorganization

         Respectfully submitted this 22nd day of December, 1995.

                        AUTOMOBILE CREDIT FINANCE, INC., et al., Debtors

                        By: /s/ Robert Idzi
                           ------------------------------
                        Title:  SVP & CFO
                              ---------------------------
                        and

                        /s/ Micheal R. Rochelle
                        ---------------------------------
                        Their Counsel

                        Michael R. Rochelle
                        Stephen T. Hutcheson
                        Rochelle & Hutcheson
                        2929 Carlisle, Suite 222
                        Dallas, TX 75204
                        (212) 953-0182
                        COUNSEL FOR THE DEBTORS

                        and

                        SEARCH CAPITAL GROUP, INC., Joint Plan Proponent

                        By: /s/ Robert Idzi
                           ------------------------------
                        Title:  SVP & CFO
                              ---------------------------

                        and

                        /s/ Joe B. Dorman (By permission)
                        ---------------------------------
                        Joe B. Dorman
                        State Bar No.06003500
                        Senior Vice President & General Counsel
                        Search Capital Group
                        700 N. Pearl Street, Ste. 400
                        Dallas, Texas 75201
                        (214) 965-6007 (tel)
                        (214) 965-6098 (fax)
                        COUNSEL FOR SEARCH CAPITAL GROUP, INC.





Third Amended and Supplemented
Joint Plan of Reorganization

                                   APPENDIX 1
                                  DEFINITIONS

                                  Ground Rules

INTERPRETATION: Unless otherwise specified, all section, article, and exhibit references in this Joint Plan are to the respective section in, article of, or exhibit to, this Joint Plan, as the same may be amended, waived or modified from time to time. The headings in this Joint Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of this Joint Plan. Any reference in this Joint Plan to an existing document or instrument means such document or instrument as it may have been amended, modified, or supplemented from time to time. As contextually appropriate, each term stated in either the singular or plural shall include both the singular and the plural. The words herein, hereof, hereto, hereunder, and others of similar import refer to this Joint Plan as a whole and not to any particular section, subsection, or clause contained in this Joint Plan.

         RULES OF CONSTRUCTION: The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to this Joint Plan. In computing any period of time prescribed or allowed by this Joint Plan, the provisions of bankruptcy Rule 9006(a) shall apply.

         JOINT PLAN DOCUMENTS: The Plan Documents and the Appendices hereto are incorporated into and are a part of the Joint Plan as if set forth in full herein.

                                  Definitions

a. "ADMINISTRATIVE CLAIM OR CLAIMS" means a request for payment of an administrative expense under Section 503(b) of the Code that, if allowable, would be entitled to priority under Section 507 (a) (1) of the Code.

b. "ALLOWED" with respect to a Claim means to which (a) the Debtor has not scheduled as disputed, contingent or unliquidated, (b) no party in interest, including the Debtor, has made an objection or (c), if an objection has been made, a Final Order has been entered by the Bankruptcy Court under Section 502 of the Code allowing in whole or in part such Claim. A Disputed Claim is not an Allowed Claim. This definition should be equally applicable when used in conjunction with any other defined terms, including Administrative Claim, Noteholder Claims and Unsecured Claim.

c.     "ACF-1991" means Automobile Credit Fund 1991-III, Inc.

d.     "ACF" means Automobile Credit Finance, Inc.

e.     "ACP" means Automobile Credit Partners, Inc.

f.     "ACF-1992" means Automobile Credit Finance 1992-II Inc.

g.     "ACF-III" means Automobile Credit Finance III, Inc.

h.     "ACF-IV" means Automobile Credit Finance IV, Inc.

i.     "ACF-V" means Automobile Credit Finance V, Inc.

j.     "ACF-VI" means Automobile Credit Finance VI, Inc.

k. "BALLOT" means the official documents recording the votes of Creditors on this Joint Plan which are sent out as part of the Disclosure Statement package.





Third Amended and Supplemented
Joint Plan of Reorganization

l. "BALLOTING AGENT" means that entity selected by the Debtors to receive and tabulate the Ballots.

m. "BANKRUPTCY CODE" OR "CODE" means, Title I of the Bankruptcy Reform Act of 1978, Pub. L. No. 95598, 92 stat 2549 (1978), as amended and as set forth in 11 U.S.C. Sections 101-1330.

n. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, Title 11, United States Code, and the related Federal Rules of Evidence.

o. "BAR DATE" means the date of the meeting of creditors and equity security holders held pursuant to Rule Section 341 of the Code by which all Creditors, other than creditors having Administrative Claims or Rejection Claims, will be required to file proofs of claim.

p. "CASE OR CASES" means one or more of these Chapter 11 Cases pending before the Court.

q. "CERTIFICATE OF DESIGNATION" means the document filed and approved by the Secretary of State of Delaware which sets forth the terms and conditions governing the Convertible Preferred Stock issued by Search and authorizing the issuance of the Convertible Preferred Stock. The terms of the Certificate of Designation shall be consistent with Article VI of the Joint Plan.

r. "CHAPTER 11 OR CHAPTER 11 OF THE BANKRUPTCY CODE" means a business reorganization under Chapter 11 of the Code.

s. "CHAPTER 11 CASE OR CASES" means, collectively, the case under chapter 11 of the Code concerning the Debtor or jointly or severally, the cases under chapter 11 of the Code concerning the Debtors.

t. "CLAIM OR CLAIMS" means, (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

u.     "CLAIMANT"means the holder of a Claim.

v. "COLLATERAL CONSULTANT" means an individual with experience in valuing note paper of the sort which constitute the Loans, who shall select and equitably divide the Note Collateral between Search and the Noteholders' Trust, with such division to be agreed upon by Search and the Noteholders' Trust.

w. "COMMON STOCK" means, the stock of Search, last to share in property of Search on dissolution, representing the residual ownership $.01 par value common stock of Search which is to be issued pursuant to the terms of the Joint Plan and the Confirmation Order.

x. "COMMON STOCK DIVIDEND" means a dividend consisting of Common Stock that is paid to holders of the Convertible Preferred Stock. The number of shares of Common Stock issued in payment of Common Stock Dividends will be determined by dividing the accrued Convertible Preferred Stock dividend payable in Common Stock by the average closing price of the Common Stock for the 20 trading day period ending 5 trading days prior to the payment of such dividend.

y. "COMMON STOCK PORTION" means 20% of the Present Value of the Notes. The Common Stock Portion for each Debtor is:





Third Amended and Supplemented
Joint Plan of Reorganization

DEBTOR                                    AMOUNT
- ------                                    ------
ACF-1991                                   36,659
ACF                                        86,977
ACP                                        44,427
ACF-1992                                1,336,170
ACF-III                                 1,803,494
ACF-IV                                  1,209,273
ACF-V                                   2,870,834
ACF-VI                                  1,485,574

z. "CONFIRMATION" means the confirmation of the Joint Plan by the Bankruptcy Court pursuant to Section 1129 of the Code.

aa. "CONFIRMATION DATE" means the date and time the Confirmation Order is entered on the Bankruptcy Court's docket.

bb. "CONFIRMATION HEARING" means the hearing at which the Bankruptcy Court confirms the Joint Plan.

cc. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

dd. "CONVERTIBLE PREFERRED STOCK" means the preferred stock of Search as is more fully described in Article VI of the Joint Plan.

ee. "CONVERSION DATE" means either (a) the seventh anniversary of the Effective Date, or (b) earlier, as provided in Section 6.04.

ff. "COURT" means United States Bankruptcy Court Northern District of Texas at Dallas, having primary jurisdiction over the Cases and any other court having appellate jurisdiction over the Cases.

gg. "CREDITOR OR CREDITORS" means a person or entity holding a claim against the Debtors as defined in Section 101 (10) of the Code.

hh. "CREDITORS' COMMITTEE" means the committee appointed by the United States trustee pursuant to Section 1102 of the Code

ii. "DEBTOR OR DEBTORS" means any of the following: Automobile Credit Fund 1991-III, Inc., Automobile Credit Finance, Inc., Automobile Credit Partners, Inc., Automobile Credit Finance 1992-II, Inc., Automobile Credit Finance III, Inc., Automobile Credit Finance IV, Inc., Automobile Credit Finance V, Inc., and Automobile Credit Finance VI, Inc., and collectively, "DEBTORS" means any two or more of the above.

jj. "DEBTOR'S COMMON STOCK" means the $.01 par value of each Debtor's Common Stock to be issued pursuant to the Joint Plan and the Confirmation Order.

kk. "DISCLOSURE STATEMENT" means the Chapter 11 disclosure statement, as it may be amended and as approved by the Court pursuant to Section 1125(b) of the Code.

ll. "DISPUTED CLAIM OR CLAIMS" means the portion (including, when appropriate, all) of a Claim that is not an Allowed Claim as to which:
       (a) a proof of claim has been (or is deemed to have been) filed with the Bankruptcy Court; (b) an objection has been or may be timely filed; and
       (c) any such objection has not





Third Amended and Supplemented
Joint Plan of Reorganization
       been withdrawn or overruled, denied, or granted by a Final Order. For purposes of the Plan, a Claim filed against a Debtor, other than a Claim allowed or disallowed by Final Order of the Plan, shall be considered a Disputed Claim in its entirety before the objection deadline if, in the Schedule of Assets and Liabilities, a corresponding Claim has: (x) not been listed; (y) been listed as disputed, contingent, or unliquidated; or (z) been listed in a lower amount or classification than the amount or classification specified in the proof of claim.

mm. "EFFECTIVE DATE" means 20 days following the date that the Confirmation Order becomes a Final Order.

nn. "FEE CLAIM" means any claim for compensation or reimbursement of expenses filed pursuant to Section 330 of the Bankruptcy Code.

oo. "FINAL ORDER" means an order or judgment of the Bankruptcy Court as entered on the docket of such Bankruptcy Court which order has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely-filed, appeal taken, or (b) any motion for review or rehearing filed, appeal taken, or petition for certiorari filed has been resolved by the highest court to which the order or judgment was or may be appealed or from which certiorari was or may be sought.

pp. "INDENTURE AGREEMENTS" means the agreements between the Debtors issuing publicly-held Notes and Texas Commerce Bank, as successor in interest to Ameritrust Texas National Bank Association under which the Notes are issued, setting forth the form of the Notes, the maturity date, the amount of issue, a description of the pledged assets, interest rate, and other general terms are set forth.

qq. "INDENTURE TRUSTEE"means Texas Commerce Bank N.A. successor in interest to Ameritrust Texas National Association, the trustee under the "Indenture Agreement".

rr. "INTERESTS" shall mean any share or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable or denominated "stock," or similar security, and any warrant or right (other than a right to convert) to purchase, sell, or subscribe to a share, security, or interest in any of the Debtors.

ss. "INTEREST HOLDERS" means the holder of any equity interest of the Debtor.

tt. "JOINT PLAN" means this Third Amended Joint Plan of Reorganization filed by Search and the Debtors on December 11, 1995, together with any amendments or modifications thereto.

uu. "LITIGATION TRUST" means the trust established pursuant to Article IX of the Joint Plan.

vv. "LITIGATION TRUSTEE" means the trustee of the Litigation Trust selected pursuant to the terms of the Litigation Trust instrument.

ww. "LOAN" as to the Debtors' Loan Portfolio's means a retail installment sale contract and security agreement entered into between an automobile dealer and an obligor thereunder and thereafter assigned to a Debtor.
       As to borrowing in general, "Loan" means (1) the creation of debt by a person or entity under which it agrees to make a payment or periodic payments to a lender or its assigns or (2) the creation of debt by a credit to an account with a lender upon which Search is entitled to draw immediately.

xx. "LOAN PORTFOLIO" means the automobile loans held by Texas Commerce Bank as Trustee under the terms of the Indenture Agreements and Memoranda between certain Debtors and Texas Commerce Bank as successor in interest to Ameritrust Texas National Bank Association.





Third Amended and Supplemented
Joint Plan of Reorganization
yy. "MEMORANDA" means the agreements governing the issuance of the privately-held Notes which set forth the form of the Notes, the maturity date, the amount of issue, a description of the pledged assets, interest rate, and other general terms.

zz. "NASDAQ" means National Association of Securities Dealers Automated Quotations.

aaa. "NET CASH FLOW" means periodic Cash distribution that would be made (pursuant to the terms of the Indenture Agreements or Memoranda) by Debtors to the Noteholders as estimated by Search, assuming the Debtors continued to collect their receivables at the historical average rate of each Debtor's Loan Portfolio.

bbb. "NEW SERVICER" means that entity selected to service the Note Collateral of those Noteholders electing the Collateral Option under the Plan.

ccc. "NOTE OR NOTES" means one or more of the promissory notes issued by a Debtor and secured by the Loan Portfolio.

ddd. "NOTE COLLATERAL" or "COLLATERAL" means the Loans in each Debtor's Loan Portfolio which secure the repayment of the Notes issued by such Debtor, as well as any and all sinking fund Cash, automobile inventories, and any other rights pertaining to these items, save and except for causes of action.

eee. "NOTEHOLDER" means the holders of a Note or the Notes or "NOTEHOLDERS" means the holder of a Note or the Notes of issued by a Debtor.

fff. "NOTEHOLDER CLAIM RATIO" means a fraction the numerator of which is the original principal of the Note or Notes held by a Noteholder and the denominator of which is the original principal amount of all Notes originally issued by each Debtor. The original principal amount of all Notes originally issued by each Debtor is:

Debtor Name                                                         Denominator
- -----------                                                         -----------
ACF-1991                                                              1,000,000
ACF                                                                   5,000,000
ACP                                                                   1,000,000
ACF-1992                                                              9,990,000
ACF-III                                                              15,000,000
ACF-IV                                                               10,000,000
ACF-V                                                                19,872,000
ACF-VI                                                               10,675,000

ggg. "NOTEHOLDER SECURED CLAIM" means the Secured Claim held by a Noteholder which, for each Debtor is equal to the sum of the Present Value of the Notes plus the Common Stock Portion.

hhh.   "NOTEHOLDERS' TRUST" means the trust established pursuant to Section
       4.04 of the Joint Plan.

iii. "NOTEHOLDERS' TRUSTEE" means the trustee selected by the Creditors' Committee or such trustee's successor, selected in accordance with
       Section 4.04.A. of the Joint Plan.

jjj. "ORDINARY COURSE CLAIM OR CLAIMS" means Administrative Claims of Creditors that were incurred by the Debtors in the ordinary course of its business after the Petition Date which has been regularly paid during the pendency of the Case.





Third Amended and Supplemented
Joint Plan of Reorganization
kkk. "PETITION DATE" means the date on which the Debtors filed the Cases with the Bankruptcy Court, August 14, 1995.

lll. "PLAN DOCUMENTS" means any and all contracts, trust agreements, conveyancing documents, certificates of designation, or any other document referred to in this Joint Plan which is required to be executed by the Debtors in the consummation of this Joint Plan.

mmm. "PLAN TRANSFER AGENT" means the office or agency of Search or its designee to which Search will deliver its shares of Convertible Preferred Stock, Common Stock, and Warrants, and to which each Debtor will deliver its share of Debtor's Common Stock and to which Noteholders will deliver their Notes. The Plan Transfer Agent will be designated at the time of the Confirmation Hearing.

nnn. "PRESENT VALUE OF THE NOTES" means the value obtained by discounting at a rate of 15% per annum to the date of August 1, 1995 the Net Cash Flow. The total value of all Notes for each Debtor is:

Debtor                                                                                  Amount
- ------                                                                                  ------
ACF-1991                                                                               183,295
ACF                                                                                    434,886
ACP                                                                                    222,137
ACF-1992                                                                             6,680,851
ACF-III                                                                              9,017,468
ACF-IV                                                                               6,046,367
ACF-V                                                                               14,354,171
ACF-VI                                                                               7,427,872

ooo. "PRIORITY CLAIM OR CLAIMS" means any Claim, if allowed, entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

ppp. "PRO RATA" means the proportion that an Allowed Claim bears to a larger group that subsumes it, whether it be the aggregate of all Allowed Claims in a particular Class, or some other greater group of Allowed Claims specified by the particular language of the text.

qqq.   "RECORD DATE" means December 15, 1995.

rrr. "REJECTION CLAIM OR CLAIMS" means a claim for a loss suffered from the rejection of an executory contract or unexpired lease pursuant to
       Section 365 or Section 1123(b)(2) of the Code.

sss. "SEARCH" means Search Capital Group, Inc. and any of its subsidiaries, excluding the Debtors.

ttt. "SECURED CLAIM OR CLAIMS" means any Claim (other than an Administrative Claim, Priority Claim, or Tax Claim) to the extent such Claim constitutes a secured Claim pursuant to Section 506 or 1111(b) of the Bankruptcy Code.

uuu.   "SECURITIES ACT OF 1933" means 15 U.S.C. Sections 77a-77z.

vvv. "SERVICE" OR "SERVICED" means, the billing, Cash application processing, accounting, repossessing of vehicles, disbursing of Cash and other matters related to the Note Collateral.

www.   "SUBSIDIARY" means a corporation run and owned by Search.





Third Amended and Supplemented
Joint Plan of Reorganization

xxx. "SUBSTANTIAL CONSUMMATION" means the later of (i) distribution of Certificates of Convertible Preferred Stock and Common Stock to Noteholders who individually select the Search Equity Option and who have transmitted their Notes for exchange; (ii) the delivery of all books, records, related files and computerized information, as designated by the Noteholder Trustee, to the New Servicer, or purchaser of particular Noteholders' Collateral; (iii) the selection of the specific Noteholder Collateral to be allocated to the Noteholders' Trust for those Noteholders electing the Collateral Option and to Search, for those Noteholders electing the Search Equity Option; and (iv) commencement of delivery of Certificates of Warrants to Noteholders having Allowed Unsecured Claims within Classes 9-16.

yyy. "UNSECURED CLAIM OR CLAIMS" means any Claim except an Administrative Claim, Priority Claim, or Secured Claim, including any Claim arising under and assertable pursuant to a contract of any type which contract requires that a Debtor indemnify the other party to such contract upon the occurrence of events specified in such contract which is rejected pursuant to Article X.

zzz. "WARRANTS" means the 5 million warrants issued under this Joint Plan, each of which is, when exercised at the then applicable exercise price, convertible into one share of Common Stock. The term of the Warrants is five years from the Effective Date. The exercise prices per Warrant are as follows:

Year 1                                                          $2.00
Year 2                                                          $2.25
Year 3                                                          $2.50
Year 4                                                          $2.75
Year 5                                                          $3.00

              All Warrants not exercised at the end of Year 5 will be redeemed in Cash at a price of $0.25 per Warrant.





Third Amended and Supplemented
Joint Plan of Reorganization

                                   APPENDIX 2
                  TERM SHEET FOR NOTEHOLDERS' TRUST AGREEMENT


I.     APPOINTMENT OF NOTEHOLDERS' TRUSTEE

       A. Selection of Trustee by Working Group of Creditors' Committee (current members of Committee, excluding any members who are brokers, dealers, other members of securities industry)

       B.         Approval of Trustee by Bankruptcy Court

II.    DELIVERY OF COLLATERAL INTO TRUST

       A.         Selection of Collateral

                  1. Appointment of Collateral Consultant acceptable to both Working Group and Search

                  2. Methodology for division of Collateral to be substantially similar to methodology used to identify Collateral for sale by Debtors to Search

                  3. Loans in each Debtors' portfolio to be divided between Search and Noteholders' Trust based upon percentages of Noteholders of each Debtor electing Search Equity Option and Collateral Option

       B. Transfer of Collateral by Debtors to Noteholders' Trust on Effective Date, subject to beneficial interests of electing Noteholders in Collateral transferred by their particular Debtors on account of their particular claims

       C.         Segregation of Collateral on Debtor-by-Debtor Basis

                  1. Initial report to all Noteholders identifying Collateral transferred on account of claims of Noteholders of each particular Debtor, and names, addresses, and amounts of claims of Noteholders with claims against each pool of Collateral; to be delivered within 60 days of Effective Date (in lieu of issuance of certificates)

                  2. Quarterly reports to all Noteholders of Debtors in question

                  3.    Monthly reports to be available upon request

                  4. Noteholders' Trustee to record transfers of Noteholders' interests in Noteholders' Trust on books of Noteholders' Trust, upon written request of electing Noteholder; only





Third Amended and Supplemented
Joint Plan of Reorganization
                        limited transfers to be permitted under Noteholders' Trust Agreement, e.g., death, divorce, or dissolution of Noteholder.

III.   LIQUIDATION OF COLLATERAL

       A.         Aggregation of Collateral for Disposition

                  1. Collateral may be aggregated for either sale or servicing by New Servicer or purchaser

                  2. Proceeds of Collateral belonging to different Debtors may be commingled for investment by Trustee pending distributions to Noteholders

       B.         Sale/Servicing Decisions

                  1. In discretion of Noteholders' Trustee, provided that Noteholders' Trustee has obtained and reviewed adequate information to make informed decision

                  2. Right, but not obligation, to confer with Noteholders or with representatives of Creditors' Committee

       C. Allocation of Administrative and Liquidation Costs of the Noteholders' Trust based upon amounts of Allowed Noteholders' Secured Claims of Noteholders electing Collateral Option for each Debtor

       D. Investment guidelines for Collateral proceeds pending distributions to electing Noteholders

IV.    DISTRIBUTIONS

       A. If Collateral is sold -- promptly following receipt of consideration from buyer, subject to reasonable reserves for administrative and liquidation costs

       B. If Loans are serviced -- not less than quarterly for each Noteholders of each Debtor in question, together with accountings showing gross receipts, costs of servicing, and costs of administration by Trustee

V.     RESERVATION OF BANKRUPTCY COURT JURISDICTION

       A.         Approve/Disapprove of program to dispose of Collateral

       B.         Issue orders regarding liens or encumbrances on Collateral

       C. Allowance or allocation of administrative or liquidation expenses





Third Amended and Supplemented
Joint Plan of Reorganization

       D.         Removal or replacement of Noteholders' Trustee

                  1.    For gross negligence/reckless behavior

                  2.    For breach of duty/fraud/conversion of Noteholders'
                         Trust assets

                  3. Can be filed by any electing Noteholder, on notice to Noteholders' Trustee and twenty largest electing Noteholders (Noteholders' Trustee to provide names and addresses of such Noteholders)

                  4. Appointment of successor trustee consistent with provisions of Section I above

       E.         Notices

       F.         Governing Law





Third Amended and Supplemented
Joint Plan of Reorganization